Aflac Incorporated 2007 Form 10-K

EXHIBIT 21

Aflac Incorporated

SUBSIDIARIES

The following list sets forth the subsidiaries of Aflac Incorporated:

Company	Jurisdiction

American Family Life Assurance Company of Columbus (Aflac)	Nebraska
American Family Life Assurance Company of New York	New York
Communicorp, Incorporated	Georgia
Aflac Information Technology, Incorporated	Georgia
Aflac International, Incorporated	Georgia
Aflac Insurance Services Company, Limited	Japan
Aflac Payment Service, Limited	Japan
Aflac Counsel, Limited	Japan
aflacdirect.com, Limited	Japan

The above subsidiaries are 100% owned by Aflac Incorporated, except:

-American Family Life Assurance Company of New York is 100% owned by Aflac.

-Aflac Insurance Services Company, Ltd., Aflac Payment Service, Ltd., and Aflac Counsel, Ltd. are 100% owned by Aflac International, Incorporated.

-At December 31, 2007, aflacdirect.com, Ltd. was 78% owned by Aflac International, Incorporated, and the remaining 22% was held by a non-affiliated party. In January 2008, Aflac International, Incorporated purchased the remaining 22% to obtain 100% ownership of this subsidiary.

EXH 21-1